Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 1st Quarter 2024

April 23, 2024 // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Craig W. Kliethermes — President and Chief Executive Officer

Jennifer L. Klobnak – Chief Operating Officer

Todd W. Bryant —Chief Financial Officer

Aaron P. Diefenthaler —Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation

Greg Peters	Raymond James & Associates
Andrew Anderson	Jefferies LLC
Karol Chmiel	Citizens JMP Securities, LLC
Dean Criscitiello	Keefe, Bruyette & Woods, Inc.
Scott Heleniak	RBC Capital Markets, LLC
Fiona Diamond	William Blair & Company, LLC

RLI CORP.

Moderator: Aaron Diefenthaler

April 23, 2024

10:00 a.m. (CDT)

Operator: Good morning, and welcome to the RLI Corp. First Quarter Earnings Teleconference. [Operator Instructions].

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties, which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K, as supplemented in Forms 10-Q, all of which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing first quarter results.

During the call RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings.

The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Chief Investment Officer and Treasurer, Mr. Aaron Diefenthaler. Please go ahead.

Aaron Diefenthaler: Thank you, Candace. Good morning, everyone.  Thank you for joining RLI’s earnings call covering the first quarter of 2024.  We have the usual team assembled, including Craig Kliethermes, President and CEO; Jen Klobnak, Chief Operating Officer; Todd Bryant, Chief Financial Officer. We will follow the same cadence as in prior quarters where Craig will kick things off with some initial thoughts. Todd will run down the financial results for the quarter. And Jen will offer some commentary on market conditions and our product portfolio. The operator will then open the line for questions, and Craig will close. Craig?

Craig Kliethermes: Well, thank you Aaron, and good morning everyone. We are off to a solid start for 2024 with double-digit growth and underwriting profitability across all of our reporting segments.   As Todd and Jen will go into in a minute, we continue to lean into opportunities where we have the expertise and track record to differentiate ourselves.  We remain cautious where the risks are more dynamic, difficult to quantify, or where we choose to temper the volatility to the bottom line.  I will let Todd and Jen go into more detail on the financials and the market in general.  Todd, it’s all yours.

Todd Bryant:  Thanks Craig.  Good morning, everyone.  Yesterday, we reported first quarter operating earnings of $1.89 per share aided by strong underwriting performance and continued growth in investment income.  Overall, we posted a combined ratio of 78.5 for the quarter and grew top-line 13%, with nearly all products contributing to growth.  Investment income advanced 21% in the period, as book yield and our invested asset base continued to grow. Operating cash flow remained supportive at $70 million for the quarter.

Net earnings per share were $2.77 for the quarter, favorably impacted by realized and unrealized gains recorded on the investment portfolio. Realized gains totaled $6 million, while unrealized gains on the equity portfolio totaled $45 million. Fluctuating levels of unrealized gains and losses on the equity portfolio impact the comparison of net earnings between periods, as mentioned on prior calls.

From an underwriting income perspective, the quarter’s 78.5 combined ratio compares to 77.9 reported last year. Our loss ratio was up 2.7 points to 39.9, as storm losses were higher and although favorable development on prior years was positive, the overall reserve release was down on a comparative basis to first quarter last year. Storm losses totaled $12 million in the quarter and were almost entirely contained within the Property segment.  Storm losses added 9 points to the Property segment’s loss ratio versus 4 points last year.  Attritional losses in the segment remained very low and were spread across a much higher revenue base.  From a prior years’ reserves perspective, all three segments benefited from favorable development. Casualty posted $18 million of favorable loss emergence, across a number of product lines and over multiple accident years.   Notable products include general liability, professional liability, and umbrella. Property experienced $19 million in favorable development, as marine, E&S and admitted property lines posted loss reductions.  We did not revise our estimate for Maui wildfire losses, which remains at $61 million net of reinsurance and inclusive of reinstatement premium. For Surety, favorable reserve development was $5 million, modestly above last year’s level, which explains the majority of the decrease in that segment’s loss ratio.

On the expense front, compared to last year, our expense ratio decreased 2.1 points. This ratio is benefiting from our significant increase in revenue, most notably within the Property segment.  We continue to invest in people and technology to support growth and enhance the customer experience. Bonus and retirement accruals were higher in the quarter, reflective of solid financial achievements and investments we have been making in our associate owners over the last several years. From a segment perspective, there is one item to highlight. For Surety, we recorded $2 million in reinsurance reinstatement premiums, related to increased reserves on a prior period loss.  These premiums are fully earned as recorded and result in lower net premiums earned from a trend perspective.  These elevated ceded premiums earned adversely impacted the expense ratio comparison. On an overall basis, the expense ratio impact is muted, but for Surety, the result is a 5-point increase in the expense ratio for the current period.

Turning to investments, it was a quarter where equities were the largest contributor to our 1.8% total return.  For us, bonds still managed a modestly positive result as yield overcame declines in bond prices.  Our strategy around new purchase activity has remained unchanged with a focus on investment grade fixed income. We are still finding solid opportunities to add high quality positions that are accretive to book yield.  In the quarter, yields averaged 4.9% and we are well positioned to take advantage of wider credit spreads or a move lower in equities should that transpire. In regard to investee earnings, the contribution from Prime was $4.8m compared to $3.9m in the same period last year.

Although net earnings were up in the quarter, the recent decline in bond prices weighed on Q1 comprehensive earnings which came in at $2.50 per share. With that comprehensive view, book value per share was up a respectable 8% to $33.00 dollars, when adjusting for dividends. All in all, a very good quarter and strong start to the year. And with that, I’ll turn the call over to Jen.

Jen Klobnak: Thank you Todd. I’ll jump right into segment results.

Property premium grew 14% in the quarter. E&S Property once again drove the increase, with 15% growth in premium and a 19% increase in rates. The rate increases over the last few years have made a positive impact to our bottom line as the premium earns through. During the first quarter, we continued to grow through rate while our hurricane exposure has decreased a bit. Competition has resurfaced in the hurricane market. While rates were still up 25% in the quarter, the increases are slowing. Our competitors, particularly the MGA’s utilizing Lloyd’s capacity, have become more aggressive. They are increasing limit deployment which reduces the number of carriers needed to participate on layered accounts and are more aggressively pricing business. For our underwriters, new business is more difficult to win, although we continue to achieve rates above our renewal book on those accounts that we bind. With an elevated hurricane forecast, the market is tenuous and could easily restrict capacity or coverage if significant landfalling storms occur this season. We stand ready to assist our policyholders if that happens and will continue to adapt to changing market conditions.

All other property businesses are also growing. Generally, submissions are up double digits. Our Hawaii Homeowners book continues to grow due to our high-level service and due to several select competitors pulling back from the market. We remain focused on resolving claims from the Lahaina wildfire and have closed over 70% of reported claims as of the end of Q1. In marine, we continue to push rate and achieved a 6% increase in the first quarter with premium growth largely attributed to Inland Marine.  A freight recession and some underwriting adjustments created headwinds for our ocean marine business. We’ve been staying in front of all our property producers and continue to be very responsive. As a result, we’ve been rewarded with profitable growth opportunities.

Surety gross written premium grew by 12% this quarter. Although all areas of Surety contributed, contract led the way. Overall growth is being driven by elevated construction materials cost, growing our expertise in various commercial surety segments and investing in our people to ensure a high level of service. Surety remains highly competitive even though there have been increased industry losses in both commercial and contract surety. We are not seeing increased frequency, in fact, claim counts are flat, but we have seen a couple of larger claims during this market cycle. Todd mentioned that we adjusted one loss reserve that triggered reinsurance reinstatement premium for the quarter. Despite this loss, our Surety portfolio remains profitable and is well positioned. We have grown more slowly than the industry recently as we focused on underwriting and risk selection during this extended period of economic uncertainty. We have some momentum from investments we’ve made in underwriters, producer relationships and capabilities, and anticipate further growth where it makes sense in this segment.

In the Casualty segment, premium grew 13% while rates were up 7%. This was led by personal umbrella which grew 33%, including a 13% rate increase. The personal lines primary market continues to be impacted by changes in underwriting appetite which has increased the demand for our stand-alone personal umbrella product. We monitor our growth closely in terms of risk characteristics like geography to ensure we maintain a balanced risk profile. We have also enhanced digital capabilities for our producers and insureds resulting in new business and improving our renewal retention ratio. These actions seem to be working and we continue to experience a lot of momentum in this book.

Transportation premium grew 27% with submissions up 8%. Some of the growth was explained by one large trucking account that renewed early this quarter. With the adverse loss development reported by the industry, we have observed some underwriting changes being introduced by competitors. This is causing accounts to shop. Existing customers appreciate our loss control service and claim expertise which has resulted in a steady renewal retention ratio.  Because risk selection is vital, we carefully choose which accounts to spend time on and are typically successful when we decide to issue a quote. With elevated severity for this class in the industry, we know it’s important to continue pushing rate. We achieved 9% rate increase for the quarter, a similar level to what we have attained in each of the last several years.

Premium grew 6% for our E&S Casualty brokerage business. This includes primary and excess liability coverage with a concentration in the construction industry. Contractors are still experiencing issues with financing and the need to extend projects. This has created opportunities for us as we individually evaluate and carefully select risk. Several carriers have reported adverse loss development for general liability and have referenced construction business. We have not seen this trend emerge in our own business, but are aware that claims are taking more time to resolve. This data point, in addition to increased severity in the industry, has resulted in an even more cautious approach in initial loss estimates and in our reserving analysis. Some of our competitors are taking underwriting actions based on their results, but we continue to see less disciplined markets that are buying the business to meet top-line goals. We have also encountered new carriers and MGAs in particular that are hoping to take advantage of the E&S market’s momentum. We have serviced the construction market with liability coverages for decades and will continue to adjust to these changing market conditions as needed and remain disciplined in our approach.

One area of our product portfolio that continues to feel market pressure is our executive products group, which includes our directors’ and officers’ business. Premium declined by 8% with rate decreases becoming more moderate at -3%. The rate decreases are concentrated in public company professional liability coverages which represents about one-third of our book.

This quarter was marked by consistent growth across all three segments. We capitalized on several new business opportunities due to our strong relationships, which we continue to invest in, and enjoyed productive in-person visits with many of our producer partners during the quarter. We obtained rate increases on almost all of our coverages. Considering claim counts increased at a much slower pace than premium, loss activity was manageable. Developing and connecting our people has resulted in new partnerships and opportunities to support our sustainable business model. Although competition remains persistent in a number of the markets we participate in, we started the year with strong momentum and we see opportunity for continued profitable growth in all three of our product segments.

Now I’ll turn the call back over to the moderator to open it up for questions.

Operator: [Operator instructions]. Our first question today comes from the line of Gregory Peters from Raymond James.

Greg Peters:  I wanted to focus one of the questions on the Casualty top line result, where I know you provided some detail. Curious about the personal umbrella piece because that seems to be growing quite nicely. Can you give us a sense of what loss frequency and severity looks like for that business considering the growth that you're generating?

Jen Klobnak: Sure. Thank you, Greg. Personal umbrella has been growing. Just a little bit of background, as you read in the news all the time, there are primary carriers that are making changes in different regions of the country. And when they do that, they stop covering some of those underlying coverages, which opens it up for a stand-alone product to enter. So we've been solving that need for our producers and our insureds for several years now with notable growth. More recently, we were able to receive a couple of approval for some rate increases that are approved by the states. And so that has bumped up our rate change in the last couple of quarters, and we continue to make sure that we have adequate rate. When you look at the loss trend, the loss frequency has actually remained fairly stable in that book of business.

We are watching severity trends. When we do our analysis, we use loss trend assumptions tend to affect industry results. But we have found in our own data that our results tend to be a bit below what the loss trends are in the industry, which we find very attractive; however, we are going to be prudent in our analysis of what we're doing and our rate needs and so we use general industry loss trends. So for us, we're monitoring the growth whenever there's growth you need to pay attention to that new business because you don't know it as well. We are slicing and dicing that book in every which way you can imagine, we  continue to do a break even analysis by state to make sure that we are up-to-date on what we need to cover our exposure. And so that's kind of what the trend has been. And we think that with the continued changes in the market, we will continue to see some growth in that area.

Greg Peters: I wanted to pivot to the expense ratio piece. It didn't seem to move much with Casualty, but there was some movement in the quarter in Property. Is there anything worth revisiting in the Q&A portion of this call to talk to us about trends in the expense ratio.

Todd Bryant:  Greg, it's Todd. I don't think there necessarily is, particularly with respect to property I mean there is a benefit there from a volume perspective, certainly, and the growth we're seeing in revenue you really notice that in the property expense ratio. I did talk a bit about on an overall basis an increase in some of the incentive-related amounts that will affect all 3 segments. But I don't think there's anything of note really, trend wise, in that property segment outside of benefiting quite a bit from the increase in revenue.

Greg Peters:  Okay. I guess the last question I'll have is just I know some pieces of your reinsurance came up for renewal on April 1, you had another piece on June. Just give us an updated perspective of how retentions look for this year and how your reinsurance costs are shaping up?

Jen Klobnak:  Sure, Greg. This is Jen. We did have a couple of renewals on April 1. I would say overall, the reinsurance market is becoming a little more palatable. Expectations have been managed. Reinsurers are relaxing just a bit so we are able to navigate the market a little better than, let's say, January 1, 2023, for example, which is nice to see. I think the market is differentiating a bit by coverage. So where there have been losses, they're pushing. And it also depends on what our results have been. With some of our renewals, we are able to differentiate and maybe get a better result. And we balance that with pressure from industry results as well. On April 1, we did have a Surety renewal. The Surety reinsurance market has become fairly hard I know that started at least on January 1, but probably before that to some extent.

Again, I referenced some industry loss activity there, and so that is pressuring reinsurance placements. We actually increased our retention on Surety which we had been thinking about for quite some time, but in this case, the economics made sense to increase it. And so we did that and we are paying a bit more. And so that renewal has come through successfully. We also placed a professional liability treaty that was almost a  nonevent, which is good to see. We've had good results on that book as well. And then we have a few in the hopper that we're working on now. So we have a marine renewal, we have our D&O treaty and we have our earthquake focused treaty that we're working on now. And we're in the process. So we'll see how that goes. But generally speaking, I find the reinsurance market to be more reasonable.

I think the cost, when you think about the cost for the year, you'll notice, for example, that the property retention of premiums for the first quarter of '24 was lower than that in '23. The big driver there was that June 1 of 2023, excuse me, repurchased an additional $150 million layer of CAT limit on top of our treaty. And so that will be reflected as we expected this quarter, but it wasn't in existence last first quarter. We also filled out a little bit more of our $50 million excess of $50 million CAT layer. And so costs are up a bit from that perspective. But generally speaking, we don't see a lot of rate change going forward in reinsurance. We think it'll be a flatter experience, hopefully, at least as what we hope for.

Greg Peters:  Excellent detail. Just one quick follow up, what’s the Surety retention moved up to? You said you thought about it and you moved it up a little bit. What was that number?

Jen Klobnak: We moved it up to $5 million.

Operator:  Our next question comes from Andrew Anderson from Jeffries

Andrew Anderson:  I think I heard you mention increased conservatism in loss picks. Was that specific to construction GL or are you reflecting that across the casualty book because I think you had mentioned a quarter ago, an increase in picks. So is this another step-up?

Todd Bryant: Andrew, it's Todd. I think our approach tends to be cautious, or you can use the word conservative, not just in the construction side, but in the broader sense. I think if you look at the underlying loss ratio on Casualty is not significantly different than what it was last year. But we are watching the tail on our excess. I mean there's caution and just keeping an eye on those things, but not a significant change on an overall basis.

Andrew Anderson: Okay. And maybe just casualty E&S flows, I think there's been a lot of industry commentary and kind of some numbers going around with regards to where we are in the cycle. Have you seen kind of casualty E&S flows pick up into RLI's kind of bucket? Or how should we think about the nature of this segment?

Jen Klobnak:  Yes. I would say on the Casualty side, we have seen an increase in submissions. A lot of those are for habitational business, which were not as -- we haven't leaned into as much. We think the habitational markets and still a bit underpriced. So we have a fairly small portfolio of that. The construction space remains fairly competitive. We're getting into better weather. So we'll see how that translates into more submissions. It also varies quite a bit by region. So there are certain regions where you travel and you see there's a lot of construction going on. Other regions, like here locally, are pretty quiet so that does vary.

On the Property side, we've also seen submissions move into the E&S space. A lot of that is, I'll say, nonwind, non-quake business. So it could be exposed a bit to that, but it's more focused on the Midwest and California wildfire and those other secondary perils that people talk about. More of that business has shifted to E&S space that we are attending to that where it makes sense. And so the pricing there has moved towards our direction.

Operator:  The next question comes from Karol Chmiel of Citizens JPM.

Karol Chmiel:  And I'm just going to follow up on this property retention rate. I think you said that it was reflected correctly in this past quarter in terms of the 6/1 renewal. And so is that an indicator that it's a clean quarter and that this should be the go-forward rate for this retention rate?

Jen Klobnak:  So you saw that really stand out in the first quarter and a full quarter of that new layer of CAT coverage. So this second quarter, you'll see there'll be 2 months where we have kind of the lower limits that we purchased of CAT and 1 month of higher limit. So you'll see something in between for this quarter. And then starting in the third quarter, it will be more flat, I would say, in terms of the rate that the reinsurance costs.

Todd Bryant: One other thing there is you do, to Jen's point, really need to look over a longer time horizon because we will get some movement between quarters, whether it's adding some additional reinsurance on top or sometimes we'll have reinstatement premiums in a given quarter. So I think if you look at Property over the last probably three or four years, it's been in that mid-seventy net retention net to gross. So sometimes, we'll get a little volatility to Jen's point in a quarter but look at it over that longer time horizon than you can give you a good estimation.

Operator: Our next question comes from Scott Heleniak from RBC Capital Markets

Scott Heleniak: I first want to touch on Property again. Just can you just comment on your appetite for Property right now? You mentioned the good growth in the E&S property and really strong rates so but -- are you still seeing really good opportunities for Property there? Are you viewing that differently than you did in 2023? Is it any less attractive? Or how are you thinking about that for the rest of 2024 as it seems like rates are still strong, but maybe not quite as strong as last year.

Jen Klobnak:  Yes, good question, Scott. I would say we see a lot of great opportunity in the property market. So we should start with that. Yes, competition is returning and it's making some waves. The MGAs have some capacity back and they feel like they have to use it very quickly, it seems like. So they do put out those larger limits and are cutting some rates. And so we're in a competitive market. However, the starting point is very attractive. So we're focused on, hanging on to our renewals and making sure that we have authority at the underwriting desk to maneuver through this market -- the changing market that we have.

When we think about our appetite, we have a number of metrics that define our risk appetite in this space. We have plenty of room within our appetite in certain aspects. But we do recognize that there is a model change coming up. And so we use the RMS model at the underwriter's desk that is increasing the view of risk going forward. And so we’ve already incorporated that in view into our exposure and how we look at the risk. And with that, we are being a little more conservative on growth from an exposure standpoint. And so most of our growth at this point in time is coming from rate. I don’t like to give market updates for Property because it's changing -- the market is changing changed so quickly that I say that what's happening right now, but in a couple of months, the hurricane season begins, there's going to be a lot of changes that go on in the market. So that's kind of real-time info. And then next quarter, I can provide another update.

Scott Heleniak: Okay. Understood. That's helpful detail on how you're looking at that. I just wanted to ask too about the Property reserve release that was pretty significant in the quarter. I know you mentioned marine E&S admitted. But was that just a true-up from some recent events? Was that spread over from several years? Or any more detail you can give on that because it's just -- it was a little more significant than normal.

Todd Bryant:  It will. This is Todd. It was larger, I would agree. I think marine is one, the commercial property is another. The one thing I think to think about as we head into the end of the year, we're expecting -- we've put an IBNR up and expecting that in the first quarter, we're going to have some of those prior year losses reported to us. And I mentioned in my comments that it was just a very low non-CAT quarter from that standpoint. So naturally, you end up with some release just in the nature of very short-tail products. So outside of that, there wasn't anything unusual, just really favorable loss experience.

Jen Klobnak:  So the other thing to note is that marine has grown a lot, and the property component has. And so the dollar amounts are getting bigger. We're adjusting to that ourselves, seeing larger numbers. And so if the year has been good in terms of activity, loss activity, you'll see a larger number in that first quarter given that growth.

Scott Heleniak: Okay. That makes sense. And then just the last one. You mentioned in your comments about Hawaii. You said you're still seeing growth there. You're seeing some competitors pull back. Is that mostly rate-driven growth for you? Are you still seeing that as kind of a growth opportunity for you over the next few years as you continue to see competitors pull back. Just anything you can kind of comment on that market now that market has had a few quarters to adjust the loss there.

Jen Klobnak:  Sure. So in Hawaii, we cover homes as well as condos and everything is admitted. So we have to go through the state and get some approval. We've gotten some approvals and are waiting on others. And so a little bit of that growth is raised, but the majority at this point in time is winning business thanks to our amazing service by our local team both on the underwriting and the claims side. We've been really proactive in responding to our insurers and their time of need and that has translated into our producers wanting to give us more business as other markets are pulling back. And so we look at that and manage how much business we're taking in, make sure that we are comfortable with the pricing and where things are located. And as long as it meets our appetite, then we've been taking on more risk as well.

Operator: Your next question comes from Fiona Diamond of William Blair

Fiona Diamond: This is Fiona on for Adam Klauber. I was just wondering, going back to the development trends. Is there any way you could expand upon or just give any commentary on the trend, how more recent accident years are trending for like '22, ‘23 versus maybe some of the more '19, '20 years, and that's primarily focused on Property and Casualty. Just how more recent accident year development is trending compared to maybe more later years, if that makes sense.

Todd Bryant: It does. I think if you look at the 2016 to 2019 years, which I know the industry has reported unfavorable there, we have yet to see that. So those were still favorable for us. 2020 was pretty flat. We had a little bit of adverse in the '21. But again, we're talking a couple of million dollars, which we -- the surety loss was a '21 accident year. So '23 certainly makes up a decent portion of it when you think in terms of where Property was so favorable, but it's pretty spread out. I don't think we're seeing much difference between accident years developing favorably, for the most part.

Operator: Your next question comes from Meyer Shields of KBW.

Dean Criscitiello: Hi this is Dean on for Meyer.  My first question was back to the premium growth in casualty lines.  I’ve noticed a nice uptick in recent quarters, in the premium growth, and I was just wondering if that was more rate driven or if your appetite has expanded potentially into different product lines or certain ones.

Jen Klobnak:  I would say our rate has increased quite a bit.  So in the first quarter of 2024 our overall Casualty rate change was 7% and in the fourth quarter in 2023, it was 5%.  So we are seeing a little bit more rate, a lot of mix change with personal umbrella growing and getting a 13% rate increase.  So that explains the math there.  The part of the growth, I would say is really taking advantage of market opportunities where they exist so that's applicable to previous discussion on first umbrella.

It's also applicable we're seeing regionally in our construction book, whether that's in the admitted smaller contractor space or the larger mid-market, I'll call it, E&S contractors that we support. We see spotty growth in transportation. It happened to have it this quarter but those can be chunky accounts. And so if you win one or if you lose one, that can make a big difference within a quarter. But over the long term, I think we see some potential there as well. So I think it’s a mix of rate and just relying on our underwriters to make those solid underwriting decisions because they're all focused on making sure that we make an underwriting profit for the long term so we can pay our claims when they come up.

Dean Criscitiello:  Yes. That's helpful. And my last one is back to Property. Can you talk about maybe some non-rate actions that you've sort of gone through in the Property book to sort of address like that severe convective storm in the non-catastrophe activity.

Jen Klobnak:  Let's see. That's an interesting question. So I would say outside of rate, we do focus on coverage. So we have a discussion between our underwriters and our claims staff. We've had one-off fires, collapse, we've had pipes burst, we had a guy step on a pipe that burst then. So we have these interesting scenarios that occur outside of wind or earthquake type of claims. And we look at each one of these as we think about, is that scenario described in our forms.  Is it covered or not covered? Do we want to cover that and are we pricing for that? So it goes back to what we call here, the big “U” feedback loop, which is all about underwriting.

So we do look at the words and making sure that we describe things like water damage very carefully, and we have evolved those kind of clauses over time.  We also look at deductible. How much should people retain of those losses versus how much should we cover. So those are a couple of the levers that we have adjusted. I would say nothing material in that space, but we've made some minor adjustments to coverage and things of that nature over the last couple of years. We still see there's a need for more rate in those habitational spaces in the Midwest. A lot of people talk about the Midwest field storms and then we're here in the Midwest. So we see the events happen. And so there still needs to be more movement there before we would be willing to grow in this area too much.

Operator:  We now have a follow-up question from Andrew Anderson of Jefferies.

Andrew Anderson: Just on NII, I guess I would have thought there would be a little bit more expansion quarter-over-quarter. Is there anything kind of one-off in this quarter's number? And way to think about the full year.

Aaron Diefenthaler: Andrew, it's Aaron. Nothing unusual. As Todd mentioned, we're sticking to our knitting with high quality of assets on the new purchase side of things. Operating cash flow tends to be a little bit lighter in the first quarter versus other quarters. throughout the year. We got a lot of reinsurance renewals in Q1. Bonus and profit-sharing payment go out in the first quarter.  Still very strong, positive operating cash flow. We're happy to have that accrued to the portfolio, but that should pick up in the balance of the year. So outside of that, nothing unusual there.

Operator: [Operator Instructions] As there are no further questions; I will now turn the conference over to Mr. Craig Kliethermes for some closing remarks.

Craig Kliethermes:  Thank you all for joining today. A good quarter to build upon. We believe our hallmark underwriting discipline and diversified portfolio of specialty products, should translate into consistent financial outcomes over time, and allow us to continue serving as a stable market for our customers. I would like to thank all of our RLI associate-owners for their contributions to our shared success.  We will continue to focus on making decisions and executing on strategic initiatives that are in the long-term best interest of our company, our shareholders, and our customers.   Our team is very comfortable being different, because being different, works. Thank you all again for tuning in and we will visit again next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay of this call you may do so on the RLI home page at www.rlicorp.com.  This concludes our conference for today. Thank you all for participating, and have a great day. All parties may now disconnect.

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